Exhibit 99

NEWS RELEASE	NACCO Industries, Inc.
5875 Landerbrook Drive • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 449-9669	Wednesday, August 3, 2011

NACCO INDUSTRIES, INC. ANNOUNCES
SECOND QUARTER 2011 RESULTS
Cleveland, Ohio, August 3, 2011 - NACCO Industries, Inc. (NYSE: NC) today announced consolidated net income of $19.2 million, or $2.28 per diluted share on revenues of $811.0 million for the second quarter of 2011 compared with consolidated net income of $15.9 million, or $1.91 per diluted share on revenues of $598.8 million for the second quarter of 2010.

NACCO and Subsidiaries Consolidated Second Quarter Highlights
Key perspectives on NACCO's second quarter results are as follows:

•
NACCO Materials Handling Group's (“NMHG”) net income for the second quarter of 2011 was $19.2 million compared with net income of $7.3 million in 2010. Net income improved primarily due to an increase in gross profit resulting from significantly higher sales volumes of units, the favorable effect of price increases, which fully offset material cost increases, and lower manufacturing variances. Higher employee-related costs resulting from the full restoration in 2011 of compensation and benefits, which were only partially restored in 2010, the absence of benefits recognized in 2010 from favorable foreign currency contracts and higher income tax expense partially offset the improvements to net income.

•
Hamilton Beach's net income was $1.3 million in the second quarter of 2011 compared with net income of $3.8 million in 2010. The decline in net income was primarily the result of margin compression on most of Hamilton Beach's product lines, additional expenses of $0.9 million pre-tax related to moving its distribution center into a larger facility in the second quarter of 2011 and increased bad debt expense of $0.8 million due to a customer's bankruptcy.

•
Kitchen Collection's second quarter 2011 net loss increased to $2.7 million from a net loss of $1.8 million in 2010 primarily as a result of increased store costs due to an increase in the number of stores, lower margins at Kitchen Collection® comparable stores and an increase in selling, general and administrative expenses primarily as a result of higher employee-related costs.

•
North American Coal's second quarter 2011 net income declined to $4.6 million from $11.3 million in 2010. The decrease was primarily the result of the absence of income of $7.4 million, or $4.4 million after tax of $3.0 million, related to the reimbursement from Mississippi Power Company in 2010 and a decline in results at the consolidated mining operations largely due to unplanned customer outages and decreased demand.

•
NACCO and Other, which includes the parent company operations, generated a net loss of $1.0 million in the second quarter of 2011 compared with a net loss of $5.3 million in 2010. The improvement was primarily the result of the absence of $4.5 million of pre-tax expenses incurred in 2010 related to the Company's failed 2006 Applica transaction.

•	In the second quarter of 2011, NACCO recorded a $2.3 million interim tax provision in eliminations compared with a $0.6 million interim tax benefit in 2010.

The Company reported consolidated net income for the six months ended June 30, 2011 of

$82.0 million, or $9.76 per diluted share, on revenues of $1.6 billion. This compared with consolidated net income of $27.6 million, or $3.31 per diluted share, on revenues of $1.2 billion for the first six months of 2010. Net income for 2011 includes the receipt of $60.0 million, or $39.0 million after taxes of $21.0 million, related to the Applica litigation settlement. This settlement was partially offset by litigation costs of $2.8 million, or $1.8 million after taxes of $1.0 million incurred in the first quarter of 2011.

Detailed Discussion of Results

NMHG - Second Quarter Results
NMHG reported net income of $19.2 million on revenues of $648.0 million for the second quarter of 2011 compared with net income of $7.3 million on revenues of $413.5 million for the second quarter of 2010. Operating profit was $27.5 million for the second quarter of 2011 compared with operating profit of $9.8 million in 2010.
Revenues increased 57 percent in the second quarter of 2011 compared with the second quarter of 2010 primarily as a result of a significant increase in unit volume in all geographic markets, favorable foreign currency movements primarily as the euro strengthened against the U.S. dollar and the favorable effect of unit price increases implemented in late 2010 and early 2011, primarily in the Americas.
In the second quarter of 2011, worldwide new unit shipments increased to approximately 19,900 units from shipments of approximately 19,400 units in the first quarter of 2011 and approximately 13,800 units in the second quarter of 2010. NMHG's worldwide backlog was approximately 25,100 units at June 30, 2011 compared with approximately 21,700 units at June 30, 2010 and approximately 24,800 units at March 31, 2011.
NMHG's 2011 second quarter net income increased significantly compared with the second quarter of 2010 primarily due to an increase in gross profit resulting from higher sales volumes of units and the favorable effect of price increases, with such price increases fully offsetting material cost increases. In addition, gross profit improved as a result of lower manufacturing variances due to higher production levels in 2011. An increase in employee-related expenses resulting from the full restoration in 2011 of compensation and benefits, which were only partially restored in the second quarter of 2010, unfavorable foreign currency effects primarily from the absence of a prior year benefit related to the release of deferred gains on foreign currency contracts into earnings and higher income tax expense as a result of higher pre-tax income in 2011 and the absence of favorable tax adjustments recognized in the prior year partially offset the improvement in net income.
For the six months ended June 30, 2011, NMHG reported net income of $41.5 million on revenues of $1.2 billion compared with net income of $15.3 million on revenues of $788.9 million for the first six months of 2010.

NMHG - Outlook
NMHG expects global market levels for units and parts volumes to continue to strengthen in 2011 compared with 2010. The company expects increased bookings in 2011 compared with 2010 but with declining comparative increases each quarter over the prior year quarter because the 2010 quarters became increasingly stronger as the year progressed. Unit shipment levels and parts volume are also expected to continue to improve in 2011. NMHG will continue to monitor ongoing market improvements and adjust manufacturing levels as necessary. NMHG does not currently anticipate significant supply chain constraints or disruptions.

Operating expenses are expected to be higher in 2011 compared with 2010, but at a decreasing rate each quarter, as a result of a larger workforce than in 2010 and the full restoration in 2011 of compensation and benefits, which were gradually restored over the course of 2010. NMHG also anticipates further increases in material costs, particularly steel, in the second half of 2011.
NMHG's new electric-rider, warehouse, internal combustion engine and big truck product development programs are continuing to move forward.  The new electric-rider lift truck program is bringing a full line of newly designed products to market.  The company launched a new electric lift truck in June of 2011 and expects to launch two other electric-rider lift trucks in this series in late 2011.  The final new product in the electric-rider lift truck program will be launched in the first half of 2012.  NMHG expects to introduce a new medium-duty internal combustion engine lift truck in Europe in the third quarter of 2011 to complement the product launched in the Americas in July 2010.   Additional products in this series are expected to be rolled out by 2013.  The company also expects to introduce a new light-duty internal combustion engine series of lift trucks in the second half of 2011.  Finally, NMHG introduced a new 12-ton big truck in the second quarter of 2011.  All of these new products are expected to help improve revenues and enhance operating margins.
Overall, net income is expected to increase significantly in 2011 compared with 2010 as a result of a substantial improvement in volume. However, deferred gains on foreign currency contracts which favorably affected 2010 results will not recur in 2011, and the effective income tax rate is expected to be higher in 2011 than in 2010. Also, despite additional volume, earnings for the second half of 2011 are expected to be substantially lower than the first half, and have smaller improvements over prior year earnings as a result of scheduled third quarter plant shutdowns, increasing material costs, increased manufacturing overhead and higher selling, general and administrative expenses as a result of increased employee-related costs. Cash flow before financing activities for the full year 2011 is expected to be higher than in 2010.
Longer term, NMHG is focused on improving margins on new lift truck units, especially in its internal combustion engine business, as a result of new products which have been or are expected to be introduced. In addition, NMHG has an objective of gaining market share through these new products, which meet a broad range of market applications cost effectively, and through enhancements of its independent dealer network.

Hamilton Beach - Second Quarter Results
Hamilton Beach reported net income of $1.3 million for the second quarter of 2011 on revenues of $104.3 million, compared with net income of $3.8 million for the second quarter of 2010 on revenues of $103.3 million.
Revenues increased slightly in 2011 compared with 2010 primarily as a result of favorable foreign currency movements caused by a strengthening Canadian dollar and Mexican peso on strong international sales partially offset by a decline in U.S. consumer sales.
The decline in net income in the second quarter of 2011 compared with the 2010 second quarter was primarily the result of margin compression on most of Hamilton Beach's product lines mainly due to higher product and transportation costs as well as $0.9 million of pre-tax costs related to moving the Hamilton Beach distribution center into a larger facility during the second quarter of 2011. Higher bad debt expense of $0.8 million due to a customer's bankruptcy also contributed to the decline in net income.
For the six months ended June 30, 2011, Hamilton Beach reported net income of $2.3 million on revenues of $204.9 million compared with net income of $7.2 million on revenues of $205.9 million for the first six months of 2010.

Hamilton Beach - Outlook
The small kitchen appliance market in which Hamilton Beach participates has softened in the first half of 2011. Hamilton Beach's target consumer, the mass-market consumer, continues to struggle as a result of financial concerns and high unemployment rates. As a result, this segment of the U.S. consumer market is expected to remain challenged. International and commercial product markets remain strong and strength in these markets is expected to continue throughout the remainder of 2011.
Hamilton Beach continues to focus on strengthening its market position through product innovation, promotions, increased placements and branding programs, together with appropriate levels of advertising for the company's highly successful Brewstation® coffee maker and Stay-or-Go® slow cooker lines. Hamilton Beach expects the new Melitta-branded beverage appliances, introduced in late 2010, to continue to gain market position over time. In addition, the company expects to continue to introduce innovative products in several small appliance categories.  In the second half of 2011, Hamilton Beach expects to launch The ScoopTM, a single serve coffee maker, and the DurathonTM iron product line. These products, as well as other new product introductions in the pipeline for 2011, and key placements for the third and fourth quarters of 2011 are expected to affect revenues favorably. As a result, Hamilton Beach currently anticipates full year revenues in 2011 to increase compared with 2010.
Overall, full-year 2011 net income is expected to be somewhat lower than 2010 due to margin pressure from increased transportation and product costs. Hamilton Beach continues to monitor commodity costs closely and expects to adjust product prices and placements as appropriate if product costs continue to increase as anticipated. Nonetheless, price increases are not expected to fully offset cost increases in 2011. Hamilton Beach anticipates that 2011 cash flow before financing activities will be higher than in 2010.
Longer term, Hamilton Beach will continue to work to improve revenues and profitability by remaining focused on developing consumer-driven innovative products, improving efficiencies, reducing costs, increasing pricing when needed, gaining placements and pursuing additional strategic growth opportunities.

Kitchen Collection - Second Quarter Results
Kitchen Collection reported a net loss of $2.7 million on revenues of $40.0 million for the second quarter of 2011 compared with a net loss of $1.8 million on revenues of $40.9 million for the second quarter of 2010.
Kitchen Collection's second quarter 2011 revenues declined compared with the second quarter of 2010 primarily due to a decrease in Le Gourmet Chef® comparable store sales as a result of fewer customer visits and a decline in store transactions. The net effect of closing unprofitable stores and opening new stores also contributed slightly to the decrease in revenues.
At June 30, 2011, Kitchen Collection® operated 240 stores compared with 224 stores at June 30, 2010. Le Gourmet Chef® operated 61 stores at June 30, 2011 compared with 66 stores at June 30, 2010. At year-end 2010, Kitchen Collection® and Le Gourmet Chef® operated 234 and 66 stores, respectively.
Kitchen Collection reported a higher net loss in the second quarter of 2011 compared with the second quarter of 2010 primarily as a result of increased store costs due to an increase in the number of stores, lower margins at Kitchen Collection® comparable stores caused by a shift in sales to lower margin products, and an increase in selling, general and administrative expenses primarily as a result of higher employee-related costs.
For the six months ended June 30, 2011, Kitchen Collection reported a net loss of $6.0 million on revenues of $80.9 million compared with a net loss of $3.6 million on revenues of $83.7 million for the first six months of 2010.

Kitchen Collection - Outlook
High unemployment rates and fuel prices, along with other financial concerns, are expected to continue to constrain consumer spending levels for Kitchen Collection's target consumer, creating a challenging retail environment. However, as a result of opening a significant number of new Kitchen Collection® stores over the remainder of 2011, Kitchen Collection expects a modest increase in revenue in 2011 compared with 2010. The company plans to continue to refine its promotional offers and merchandise mix in both the Kitchen Collection® and Le Gourmet Chef® store formats to further enhance sales and margins. The opening of new stores, the renegotiation of leases and the company's continuing program of closing underperforming stores are also expected to contribute to improved results in the second half of 2011. In addition, during the second quarter of 2011, Kitchen Collection completed the combination of its two distribution centers into one larger facility, which is expected to improve distribution operations and increase efficiencies. The Le Gourmet Chef® stores began shipping from the new facility in March 2011 and the Kitchen Collection® stores began shipping in May 2011. The company anticipates increased product and transportation costs in 2011 but expects to offset these increased costs through pricing and other actions as needed. Overall, Kitchen Collection anticipates a slight improvement in full year 2011 net income and an increase in 2011 cash flow before financing activities compared with 2010.
Longer term, Kitchen Collection plans to focus on enhancing sales volume and profitability by strengthening its merchandise mix, store displays and appearance and optimizing store selling space. Kitchen Collection also expects to drive profitability by achieving store growth in the Kitchen Collection® and Le Gourmet Chef® outlet and traditional mall store formats over the longer term while maintaining disciplined cost control. In the near term, growth in the number of stores will be focused on the Kitchen Collection® format. When adequate profit prospects are demonstrated for the Le Gourmet Chef® format, the company's expansion focus will shift to increasing the number of these stores as well.

North American Coal - Second Quarter Results
North American Coal's net income for the second quarter of 2011 was $4.6 million on revenues of $19.4 million compared with net income of $11.3 million on revenues of $42.3 million for the second quarter of 2010. On December 31, 2010, North American Coal's contract at the San Miguel Mine expired. Second quarter 2010 results included $11.3 million of revenue and $0.3 million of operating profit related to operating the San Miguel Mine.
North American Coal's deliveries for the second quarter of 2011 compared with the second quarter of 2010 are as follows:

	2011	2010
Coal deliveries (tons)	(in millions)
Consolidated mine(s)	0.6	1.5
Unconsolidated mines	5.4	5.9
Total coal deliveries	6.0	7.4
Limerock deliveries (cubic yards)	4.0	5.1

Revenues decreased 54 percent in the second quarter of 2011 compared with the second quarter of 2010 primarily due to the expiration of the San Miguel contract and the absence of $7.6 million of revenue received from Mississippi Power Company in the second quarter of 2010 for the reimbursement of previously expensed costs. Fewer deliveries at the consolidated mining operations as a result of a significant number of unplanned outage days at a customer's power plant and reduced customer requirements, as well as a decrease in royalty and other income also contributed to the decline in second quarter 2011 revenues.
Net income for the second quarter of 2011 decreased compared with the second quarter of 2010 primarily due to the absence of income of $7.4 million, or $4.4 million after tax of $3.0 million, related to the reimbursement from Mississippi Power Company in 2010 and a decline in results at the consolidated mining operations, mainly as a result of fewer deliveries and higher cost of coal sold as a result of reduced production levels matching customer inventory requirements.
For the six months ended June 30, 2011, North American Coal reported net income of $11.7 million on revenues of $37.3 million compared with net income of $19.4 million on revenues of $79.9 million for the first six months of 2010.

North American Coal - Outlook
North American Coal expects solid operating performance at its coal mining operations in 2011. However, tons delivered at the coal mines in 2011 are expected to be lower than in 2010 as a result of the expiration of the San Miguel Mine contract in December 2010, a power plant customer's significant unplanned maintenance outages in the first half of 2011 and overall lower customer requirements. Royalty and other income in 2011 is also expected to be lower than 2010.
Limerock deliveries are expected to be lower in 2011 than in 2010. In 2010, North American Coal's limerock customers in the Florida lake belt region required higher limerock deliveries as they rebuilt stockpiles that had been significantly diminished as a result of an unfavorable legal ruling that set aside mining permits in 2009. With the completion of this build up, 2011 customer requirements are expected to be lower as market conditions in the southern Florida housing and construction markets remain weak.
The new unconsolidated mines, which are in the development stage and will not be in full production for several years, are expected to continue to generate modest income during 2011. In addition, in early 2011, North American Coal finalized a new agreement to provide services to operate a refined coal processing facility through 2018. This agreement is expected to continue to generate modest income during the second half of 2011.
North American Coal also has new project opportunities for which it expects to continue to incur additional expenses in 2011. In particular, the company continues to move forward to obtain a permit for its Otter Creek reserve in North Dakota in preparation for the expected construction of a new mine. The permit is anticipated to be issued in the second half of 2011.
Overall, North American Coal expects full year 2011 net income to decrease significantly compared with 2010 net income mainly as a result of the absence of the reimbursement of previously expensed costs of $7.4 million, or $4.4 million after tax of $3.0 million, received in 2010, substantially reduced royalties and unplanned maintenance outages at a customer's power plant in 2011. Higher selling, general and administrative expenses and the absence of San Miguel are also expected to contribute to the decline in full year net income. Cash flow before financing activities in 2011 is expected to be higher than 2010, assuming mine development activities occur as currently planned.
Over the longer term, North American Coal expects to continue its efforts to develop new mining projects. The company is actively pursuing domestic opportunities for new coal mining projects, which include prospects for power generation, coal-to-liquids, coal gasification and other clean coal technologies. Furthermore, the company is encouraged that new international value-

added mining services projects for coal may become available. North American Coal also continues to pursue additional non-coal mining opportunities.

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Conference Call
In conjunction with this news release, the management of NACCO Industries, Inc. will host a conference call on Thursday, August 4, 2011 at 11:00 a.m. eastern time. The call may be accessed by dialing (888) 680-0894 (Toll Free) or (617) 213-4860 (International), Pass code: 43632002, or over the Internet through NACCO Industries' website at www.nacco.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 11, 2011. The online archive of the broadcast will be available on the NACCO Industries website.

Non-GAAP and Other Measures
For certain pre-tax disclosures included in this earnings release, the resulting after-tax amount and the related income tax amount have been included. Certain after-tax amounts are considered non-GAAP measures in accordance with Regulation G. Management believes that after-tax information is useful in analyzing the Company's net income.
For purposes of this earnings release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in the news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
NMHG: (1) reduction in demand for lift trucks and related aftermarket parts and service on a global basis, (2) the ability of NMHG's dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) customer acceptance of pricing, (4) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (5) exchange rate fluctuations, changes in foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which NMHG operates and/or sells products, (6) delays in manufacturing and delivery schedules, including any constraints or delays from the Japanese segment of the supply chain as a result of the earthquake-related events in Japan, (7) bankruptcy of or loss of major dealers, retail customers or suppliers, (8) customer acceptance of, changes in the costs of, or delays in the development of new products, (9) introduction of new products by, or more favorable product pricing offered by, NMHG's competitors, (10) product liability or other litigation, warranty claims or returns of products, (11) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives and (12) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.

Hamilton Beach: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric appliances, (2) changes in consumer retail and credit markets, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the foreign import tariffs and monetary policies and other changes in the regulatory climate in the foreign countries in which Hamilton Beach buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry and (11) changes mandated by federal, state and other regulation, including health, safety or environmental legislation.
Kitchen Collection: (1) changes in gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of the uncertain economy, high unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® and Le Gourmet Chef® stores, (2) changes in the sales prices, product mix or levels of consumer purchases of kitchenware, small electric appliances and gourmet foods, (3) changes in costs, including transportation costs, of inventory, (4) delays in delivery or the unavailability of inventory, (5) customer acceptance of new products and (6) increased competition.
North American Coal: (1) changes in tax laws or regulatory requirements, including changes in power plant emission regulations and health, safety or environmental legislation, (2) changes in costs related to geological conditions, repairs and maintenance, new equipment and replacement parts, fuel or other similar items, (3) changes in mining permit requirements that could affect deliveries to customers, (4) weather conditions, extended power plant outages or other events that would change the level of customers' coal or limerock requirements, (5) weather or equipment problems that could affect deliveries to customers, (6) changes in the power industry that would affect demand for North American Coal's reserves, (7) changes in the costs to reclaim current North American Coal mining areas or NACCO's closed mining operations, (8) costs to pursue and develop new mining opportunities and (9) the outcome of legal challenges to the regulatory approvals necessary to construct the Liberty Mine and the Ratcliffe Plant in Mississippi.

About NACCO
NACCO Industries, Inc. is an operating holding company with subsidiaries in the following principal industries: lift trucks, small appliances, specialty retail and mining. NACCO Materials Handling Group, Inc. designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally under the Hyster® and Yale® brand names. Hamilton Beach Brands, Inc. is a leading designer, marketer and distributor of small electric household appliances, as well as commercial products for restaurants, bars and hotels. The Kitchen Collection, Inc. is a national specialty retailer of kitchenware and gourmet foods operating under the Kitchen Collection® and Le Gourmet Chef® store names in outlet and traditional malls throughout the United States. The North American Coal Corporation mines and markets coal primarily as fuel for power generation and provides selected value-added mining services for other natural resources companies. For more information about NACCO Industries, visit the Company's website at www.nacco.com.

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NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
	(In millions, except per share data)

Revenues	$811.0	$598.8	$1,556.5	$1,156.4
Cost of sales	673.1	475.7	1,282.0	927.6
Gross profit	137.9	123.1	274.5	228.8
Earnings of unconsolidated mines	9.5	9.5	21.6	20.0
Operating expenses
Selling, general and administrative expenses	116.4	104.8	229.8	198.8
Restructuring reversal	—	—	—	(1.9)
(Gain) loss on sale of assets	(0.1)	0.5	(0.1)	0.4
Operating profit	31.1	27.3	66.4	51.5
Other (income) expense
Interest expense	6.1	6.9	12.3	13.7
Applica settlement and litigation costs	—	4.5	(57.2)	6.9
Other	(1.3)	(1.0)	(2.0)	(1.0)
Income before income taxes	26.3	16.9	113.3	31.9
Income tax provision	7.2	0.9	31.4	4.3
Net (income) loss attributable to noncontrolling interest	0.1	(0.1)	0.1	—
Net income attributable to stockholders	$19.2	$15.9	$82.0	$27.6

Basic earnings per share attributable to stockholders:
Basic earnings per share	$2.29	$1.91	$9.79	$3.32

Diluted earnings per share attributable to stockholders:
Diluted earnings per share	$2.28	$1.91	$9.76	$3.31

Cash dividends per share	$0.5325	$0.5225	$1.0550	$1.0400

Basic weighted average shares outstanding	8.393	8.331	8.376	8.325
Diluted weighted average shares outstanding	8.407	8.338	8.403	8.334

(All amounts are subject to annual audit by our independent registered public accounting firm.)

NACCO INDUSTRIES, INC. AND SUBSIDIARIES
UNAUDITED FINANCIAL HIGHLIGHTS

	Three Months Ended		Six Months Ended
	June 30		June 30
	2011	2010	2011	2010
	(In millions)
Revenues
NMHG	$648.0	$413.5	$1,234.6	$788.9
Hamilton Beach	104.3	103.3	204.9	205.9
Kitchen Collection	40.0	40.9	80.9	83.7
North American Coal	19.4	42.3	37.3	79.9
NACCO and Other	—	—	—	—
Eliminations	(0.7)	(1.2)	(1.2)	(2.0)
Total	$811.0	$598.8	$1,556.5	$1,156.4

Operating profit (loss)
NMHG	$27.5	$9.8	$57.9	$20.1
Hamilton Beach	3.6	7.8	6.9	15.2
Kitchen Collection	(4.3)	(2.9)	(9.7)	(5.8)
North American Coal	5.3	15.7	14.8	26.7
NACCO and Other	(1.1)	(3.1)	(3.6)	(4.8)
Eliminations	0.1	—	0.1	0.1
Total	$31.1	$27.3	$66.4	$51.5

Income (loss) before income taxes
NMHG	$24.6	$7.2	$52.2	$13.5
Hamilton Beach	2.1	5.8	3.8	11.4
Kitchen Collection	(4.4)	(3.0)	(9.9)	(6.0)
North American Coal	5.3	14.9	14.2	25.3
NACCO and Other	(1.4)	(8.0)	52.9	(12.4)
Eliminations	0.1	—	0.1	0.1
Total	$26.3	$16.9	$113.3	$31.9

Net income (loss) attributable to stockholders
NMHG	$19.2	$7.3	$41.5	$15.3
Hamilton Beach	1.3	3.8	2.3	7.2
Kitchen Collection	(2.7)	(1.8)	(6.0)	(3.6)
North American Coal	4.6	11.3	11.7	19.4
NACCO and Other	(1.0)	(5.3)	33.7	(8.3)
Eliminations	(2.2)	0.6	(1.2)	(2.4)
Total	$19.2	$15.9	$82.0	$27.6

(All amounts are subject to annual audit by our independent registered public accounting firm.)